EXHIBIT 10.7

JOINT VENTURE PARTNERSHIP AGREEMENT

ASKIY KARBON LTD.

AN ALBERTA CANADA JOINT VENTURE

THIS JOINT VENTURE PARTNERSHIP AGREEMENT (herein after referred to as the “Agreement”) is entered into as of this day of August 2023, by and among Karbon-X Corp., a Nevada corporation (“Karbon-X”), Metis Settlements Development Corporation, an Alberta corporation (“Metis”), and Asokan Generational Developments Ltd., an Alberta corporation (“Asokan”), for the purpose of aim to offset emissions created from the burning of diesel and/or gasoline from industrial undertaking applications on all traditional lands, explore CO2 sequestration systems to remove CO2 from the atmosphere on Indigenous lands and build an Aboriginal Compliance Network to monitor and ensure contractors working on Indigenous lands operate in accordance with Indigenous values. Karbon-X, Metis and Asokan are sometimes herein referred to as “Parties” and/or “Partners”.

W I T N E S S E T H:

WHEREAS, the Parties desire to form a joint venture, under the laws of the Province of Alberta upon execution of this Agreement for the purposes set forth herein and desire to determine between themselves their respective responsibilities, interests, and liabilities in connection with the performance of the before mentioned acquisition; and

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties hereto hereby agree to constitute themselves as participants in a certain joint venture, and do covenant, agree and certify as follows:

ARTICLE I. DEFINITIONS:

1.1 “Affiliate” shall refer to (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities of such other person, (iii) any officer, director or other partner of such person and (iv) if such other person is an officer, director, joint venturer or partner, any business or entity for which such person acts in any such capacity.

1.2 “Agreement” means this Agreement, as amended, restated, supplemented or otherwise in eﬀect from time to time.

1.3 “Carbon Credits” means: (a) all credits, benefits, offsets, reductions, rights or indicia relating to: (i) the reduction, mitigation or control of greenhouse gas emissions, including, without limitation, carbon dioxide, methane, nitrous oxide, hydro fluorocarbons, or any other gas, matter or substance; or (ii) the generation or creation of energy from sources recognized as renewable, or generated from otherwise wasted resources, directly or indirectly arising out of the production, use, sale, capture, flaring, burning, destruction, processing, conversion, utilization, fueling, storage or sequestration that now or hereafter qualifies for recognition under any domestic, international or foreign emissions reduction or emissions program, scheme or organization or Law or Governmental Authority; and (b) all information relating to the foregoing to enable the registration of a Carbon Credit with an Approved Registry.

1.4 “Dollar” and “$” means lawful money of the United States.

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1.5 “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

1.6 “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

1.7 “Net Profits” and “Net Losses” means, for each fiscal year of the Venture Partnership or other period specified in this Agreement, an amount equal to the taxable income or loss, or particular items thereof, determined in accordance with the Income Tax Act (Canada) where, for this purpose, all items of income, gain, loss or deduction required to be stated separately under the Income Tax Act (Canada) shall be included in taxable income or loss.

1.8 “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

1.9 “U.S.” means the United States of America.

ARTICLE II

FORMATION, NAME, AND PRINCIPAL PLACE OF BUSINESS

2.1 FORMATION

(a) The Parties do hereby form a joint venture partnership (the “Venture Partnership”) pursuant to the laws of the Province of Alberta in order for the Venture Partnership to carry on the purposes for which provision is made herein.

(b) The Parties shall execute such certificates as may be required by the laws of the Province of Alberta or of any other province or state in order for the Venture to operate its business and shall do all other acts and things requisite for the continuation of the Venture as a joint venture pursuant to applicable law.

(c) From and after the date hereof, the rights and obligations of the Parties shall be, in each case, several, and shall not be or be construed to be either joint or joint and several. Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute a Party a partner, an agent or legal representative of any other Party. It is intended that this Agreement shall not create the relationship of a partnership between the Parties and that no act done by any Party pursuant to the provisions hereof shall operate to create such a relationship. In that regard, it is not the intention of the Parties that this Agreement be construed as one for carrying on business together but rather that it be construed as an agreement for the regulation of their respective rights and obligations as set forth herein. Except as expressly provided for in this Agreement, neither Party shall be deemed to be a trustee or fiduciary of any other Party as a result of this Agreement.

2.2 PRINCIPAL PLACE OF BUSINESS

The Venture shall maintain its principal place of business at 1410 Columbia Ave., Castlegar, British Columbia, Canada N1N 3K3. The Venture may re-locate its office from time to time or have additional offices as the Parties may determine, jointly.

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ARTICLE III

PURPOSE OF THE JOINT VENTURE

The business of the Partnership Venture shall be to offset emissions created from the burning of diesel and/or gasoline from industrial applications, explore CO2 sequestration systems to remove CO2 from the atmosphere and build a Compliance Network for CO2 monitoring. Askiy will be the Canadian operating arm for KarbonX, and will be the lead contractor on all new CO2 projects initiated in Canada.

Where applicable Askiy will also work with Indigenous communities to offer services to offset emissions created from the burning of diesel and/or gasoline from industrial applications on all traditional lands, explore CO2 sequestration systems to remove CO2 from the atmosphere on Indigenous lands and build an Aboriginal Compliance Network to monitor and ensure contractors working on Indigenous lands operate in accordance with Indigenous values (the “Transactions”)

ARTICLE IV

TERM

The term of the Partnership Venture shall commence as of the date hereof and shall be terminated and dissolved upon the earliest to occur of: (i) the sale of the Partnership Venture’s ownership in the Transactions, (ii) the refusal or inability of any Party to this Agreement to meet their requirements, obligations and/or stipulations in this Agreement, (iii) the unanimous agreement of the Parties; (iv) the order of a court of competent jurisdiction or (v) a Party is declared bankrupt by judgment or order from which no appeal is available, or initiates proceedings to be declared bankrupt or insolvent or takes the benefit of the Companies Creditors Arrangements Act (Canada).

ARTICLE V

PERCENTAGE OF PARTICIPATION

5.1 Except as otherwise provided in sections 5.6, 6.0 and 9.0 hereof, the interest of the Parties in any gross profits and their respective shares in any losses and/or liabilities that may result from the operation of the Partnership Venture, and their interests in all property and equipment acquired and all money received in connection with the operation of the Partnership Venture shall be as follows:

Karbon-X	49%
Metis	34%
Asokan	17%

5.2 Each Party (the “Indemnifying Party”) agrees to indemnify the other Parties (the “Indemnified Parties”) and to hold the Indemnified Parties harmless from, any and all actions, causes of action, suits, claims, losses, damages, liabilities, demands, costs and expenses which may be brought against, incurred or suffered by the Indemnified Parties arising from any act or omission of the Indemnifying Party in connection with the Venture. The provisions of this Section 5.2 shall not apply in respect of any inaccuracy or breach of a representation or warranty or covenant involving fraud or fraudulent misrepresentation. No Party shall in any event be liable for any indirect, incidental, special, consequential, exemplary or punitive damages (including, without limitation, lost profits or savings, loss of use, cost of capital, or down time costs), including if arising from any breach of this Agreement (including fundamental breach) or from the negligence of that party, even if advised of the possibility of such damages.

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5.3 CONTRIBUTION OF THE VENTURE.

(a) Karbon-X shall provide all required funding to build the Partnership Venture, acquire carbon credits, manage the credits, calculate needed credits, invoice the cost of credits to the relevant parties, collect funds, retire the credits as applicable, develop the compliance network, develop a CO2 sequestration plan and speak to government and industry to facilitate, provide community support important to the Indigenous members local communities, prepare and distribute news releases related to the Partnership Venture and manage the distribution of funds to the Parties. The Parties estimate that approximately $___________ will be required to comment the Transactions during the period ending ___months from execution of this Agreement (the “Karbon-X Contribution”). The Karbon-X Contribution shall be paid as scheduled on Schedule A hereto based on the development of the proposed Transactions. The capital of the Partnership Venture will be deployed in accordance with the directives of senior management of the Partnership Venture, which the Parties agree shall be comprised initially of Chad Clovis and Marita Dautel.

(b) Karbon-X agrees to solely cover all legal, accounting, governmental, fiduciary costs of creating, maintaining and reporting requirements of the Partnership Venture. These costs will be borne by Karbon-X Corp., without prejudice (in addition to) the agreed capital contribution schedule, enumerated herein.

(c) Except as otherwise required by law or this Agreement, the Parties shall not be required to make any further capital contributions to the Partnership Venture.

5.4 RETURN OF CAPITAL CONTRIBUTION.

(a) Except as set forth above and otherwise in this Agreement, no Party shall have the right to withdraw its capital contributions or demand or receive the return of his capital contributions or any part thereof.

(b) The Parties shall not be personally liable for the return of capital contributions or any part thereof, except as otherwise provided in this Agreement.

(c) The Partnership Venture shall not pay interest on capital contributions of any Party.

5.5 ALLOCATIONS OF NET PROFITS AND LOSSES

Subject to the provisions of this Article, the Net Profits and Net Losses of the Partnership Venture (including any net “book” gains of the Partnership Venture resulting from a Capital Event) shall be allocated to the Parties in the following priority:

A. NET PROFITS:

To the Parties, pro-rata, based on their respective Partnership Venture interests as set forth in Section 5.1 hereof.

B. NET LOSSES:

Subject to the provisions of this Agreement, Net Losses of the Partnership Venture (including any net “book” loss of the Venture resulting from a Capital Event) shall be allocated to the Parties for tax purposes, pro rata, based upon their respective Partnership Venture interests as set forth in Section 5.1 hereof.

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C. DISTRIBUTIONS:

Distributable Cash of the Partnership Venture shall be distributed to the Parties, pro rata, based on their respective Venture interests as set forth in Section 5.1 hereof.

ARTICLE VI:

MANAGEMENT

6.1 The management of the Partnership Venture shall be conducted pursuant to policy established by the Parties and conducted through Karbon-X.

ARTICLE VII

DAY TO DAY OPERATIONS OF THE VENTURE

7.1 The Parties hereby appoint Chad Clovis and Marita Dautel as the legal Managers (the “Managers”) of the Partnership Venture. Except as limited within the authority granted pursuant to the terms of this Agreement, the Managers shall have the complete power and authority to manage and operate the Partnership Venture and make decisions affecting its business and affairs. The Managers shall devote such of his business time to the operations and success of the Partnership Company as shall be necessary.

ARTICLE VIII

JOINT VENTURE BANK ACCOUNTS

8.1 All working capital or other funds received by the Partnership Venture in connection with the performance of the Partnership Venture shall be deposited in a checking account, set up especially for the Partnership Venture. Said accounts shall be kept separate and apart from any other accounts of the Parties.

ARTICLE IX

ACCOUNTING AND AUDITING

9.1 Separate books of accounts shall be kept by the Managers of the transactions of the Partnership Venture. Any Party may inspect such books upon reasonable notice and at any reasonable time. All books and records shall be kept under GAAP.

9.2 Periodic audits may be made upon said books upon adequate notice by persons designated by any of the Parties and copies of said audit shall be furnished to all Parties.

9.3 Upon dissolution of the Partnership Venture, a final audit shall be made and copies of such audit shall be furnished to each of the Parties.

9.4 It is understood and agreed that the method of accounting used by the Managers and for provincial and federal income tax purposes shall be the cash based method and that the accounting year shall be the calendar year.

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ARTICLE X

RESOLUTION OF DISPUTES

10.1 All disputes arising out of this Agreement between the Parties, that is/are not resolvable by good faith negotiations by the same, shall be resolved by arbitration in Calgary, Alberta, Canada before one arbitrator agreed to by the Parties. In so agreeing the Parties expressly waive their right, if any, to a trial by jury of these claims and further agree that the award of the arbitrator shall be final and binding upon them as though rendered by a court of law and enforceable in any court having jurisdiction over the same.

ARTICLE XI

NON-DISCLOSURE NON-CIRCUMVENTION

11.1 During the term of this Agreement, the Parties agree to keep completely confidential (except to duly authorized directors, officers, auditors, employees, consultants, advisors and representatives of such Party (“Representatives”)) and shall not use, except for the purposes of performing its obligations under this Agreement, all confidential or proprietary information disclosed by one Party to another Party, including without limitation the names and persons at any clients, insurance companies, banks, lending institutions, venture capitalists, money angels, corporations, individuals, trusts, borrowers, buyers and sellers of the disclosing Party, and Internet websites introduced by any of the Parties or their Representatives. Notwithstanding the foregoing, nothing contained herein shall prevent any Party at any time from furnishing information to any governmental agency or regulatory authority or to the public if required by applicable law.

11.2 During the term of this Agreement, each Party, hereto, agrees not to knowingly circumvent, avoid, bypass, or obviate the other Party, directly or indirectly, to avoid equity participation, payment of fees and commissions, and/or any other form of compensation in any transaction in which a client, investor, bank, lending institution, venture capitalist, money angel, insurance company, corporation, individual, trust lender, borrower, buyer or seller, has been introduced by either Party to the other Party in connection with any loan, finance proposal, current project, trading transaction, collateral request, or other financial transaction requested by the client or customer to a Party.

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ARTICLE XII

OTHER PROVISIONS

12.1 The Partnership Venture shall be solely responsible for the organization, operation, marketing and management of its business, and shall be responsible for the development of its own ongoing method of business operation, including but not limited to the following: selection and establishment of business sites; sales techniques; marketing plan/system and advertising practices; employee selection, hiring and training; personnel policies and practices; hours of operation; and all other such ongoing concerns in the course of the Partnership Venture’s routine business operation and management. The Venture agrees to obtain and maintain insurance to protect its business in such amounts and terms as are customary for businesses in the industry of the Partnership Venture.

12.2 This Agreement and all other agreements, exhibits, and schedules referred to in this Agreement constitute(s) the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior and contemporaneous understandings or agreements of the parties. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements. No party has been induced to enter into this Agreement by, nor is any party relying on, any representation, understanding, agreement, commitment or warranty outside those expressly set forth in this Agreement.

12.3 This Agreement is binding upon the heirs, court appointed representatives, assigns, and successors of the parties.

12.4 This Agreement shall be governed by the laws of the Province of Alberta.

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12.5 Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile or e-mail, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

If to Karbon-X:

1410 Columbia Ave.

Castlegar, British Columbia, Canada N1N 3K3 Attention: Chad Clovis

E-mail: cc@karbon-x.com

Copy to:

Cutler Law Group, P.C.

6575 West Loop South, Suite 500

Bellaire, TX 77401 Attn: M. Richard Cutler

Email: rcutler@cutlerlaw.com

If to Metis	10335 172 Street NW, Suite 101 Edmonton, Alberta, T5S 1K9 Attention: Attn: Barbara McKenzie Email: Barbara.McKenzie @msdcorp.ca

If to Asokan	910 7 Ave. SW Calgary, AB T2P 3N8, Alberta, Canada M5J 2S2 Attention: Justin Bourque Email: Justin@agdev.ca or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be effective only upon delivery, which for any notice given by facsimile shall mean notice which has been received by the party to whom it is sent as evidenced by confirmation slip.

12.6 If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability, or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this section, then this stricken provision shall be replaced, to the extent possible, with a legal, enforceable, and valid provision that is as similar in tenor to the stricken provision as is legally possible.

12.7 Time is of the essence in respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a Party of the benefits of any grace or use period allowed in this Agreement.

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12.8 The Parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Agreement.

12.9 No Party shall be liable for any failure to perform its obligations in connection with any action described in this Agreement, if such failure results from any act of God, riot, war, civil unrest, flood, earthquake, or other cause beyond such party’s reasonable control (including any mechanical, electronic, or communications failure, but excluding failure caused by a party’s financial condition or negligence).

12.10 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.11 Attorney Fees. In the event that any dispute between the Parties should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other Party all reasonable fees, costs and expenses of enforcing any right of the prevailing Party, including without limitation, reasonable attorneys’ fees and expenses.

12.12 This Agreement shall not be amended or varied in its terms by oral agreement or by representations or otherwise except by instrument in writing executed by the duly authorized representatives of the Parties or their respective successors or assigns.

12.13 This Agreement shall not be assigned by any Party hereto, without the prior written consent of the other Parties. This Agreement shall ensure to the benefit of and be binding upon the respective successors and assigns of the Parties.

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So agreed and executed as of this       , day of August, 2023.

Karbon-X Corp.

/s/ Chad Clovis
By: Chad Clovis, Chief Executive Officer

Metis Settlements Development Corp.

/s/ Barbara McKenzie
By: Barbara McKenzie, Chief Executive Officer

Asokan Generational Developments, Ltd.

/s/ Justin Bourque
By: Justin Bourque

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Schedule A

Karbon-X Contribution:

Primary schedule to be determinated upon approval of projects in place and timelines of permits.

Upon signing the Agreement to complete the proposed solar project, 10% of the projected cost to be provided to the Partnership Venture to commence engineering and other planning.  An additional 20% will be funded when permits are issued.  An additional 35% upon commencement of construction and finally 35% when the plant is operational.

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